CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports each dated February 25, 2015 relating to the financial statements and financial highlights of Pioneer Fund Portfolio appearing in the Annual Report on Form N-CSR of Met Investors Series Trust and WMC Core Equity Opportunities Portfolio appearing in the Annual Report on Form N-CSR of Metropolitan Series Fund, Inc. for the year ended December 31, 2014 and to the reference to us under the heading “Financial Statements and Experts” in the Prospectus/Proxy Statement which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

January 6, 2016